EXHIBIT 1.4
                       VOTING AND SHAREHOLDERS AGREEMENT

            This Voting and Shareholders Agreement ("Agreement") is entered into as of this 30th day of April, 1996, by and between MICHAEL M. BARBOUR ("Barbour"), CHADWICK F. SMITH, M.D. ("Smith") and MAXXIM MEDICAL, INC., a Delaware corporation ("Maxxim"). Barbour and Smith may be herein referred to collectively as the "Shareholders" or singularly as the "Shareholder." The Shareholders and Maxxim may be referred to herein collectively as the "Parties" and singularly as the "Party." All capitalized terms not otherwise defined herein shall have the same meaning as in that certain Agreement of Purchase and Sale of Assets entered into on even date herewith by Lasermedics, Inc., a Texas corporation ("Buyer"), and Maxxim except as otherwise specifically indicated ("Purchase Agreement").
                                  WITNESSETH:

            WHEREAS, on even date herewith, Maxxim has entered into that certain Agreement and Purchase of Sale of Assets ("Purchase Agreement") whereby Maxxim is selling the assets and certain liabilities of the Henley Division to Lasermedics, Inc., a Texas corporation;

            WHEREAS, pursuant to the Purchase Agreement, Maxxim is receiving from Buyer a Convertible Subordinated Promissory Note in the principal amount of $7,000,000 (the "Note") or any note issued in replacement thereof;

            WHEREAS, the Board of Directors of Buyer (the "Board") currently consists of four (4) directors;

            WHEREAS, the Parties desire to provide for Maxxim to have representation on the Board and to provide for certain requirements of voting for such director position; and

            WHEREAS, the Note is convertible into shares of the Buyer's Common Stock, par value $.01 per share (the "Common Stock"), and each of the Shareholders own Common Stock.

            NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Parties hereto do hereby agree as follows:

            1. NOMINEE.

            (a) Effective upon the occurrence of the Closing, the Buyer and the Shareholders will, as applicable, nominate and use their best efforts to effect the election of one nominee appointed by Maxxim to serve on the Board(the "Nominee(s)"), which Nominee(s) shall initially be Kenneth W. Davidson.

            (b) Throughout the term of this Agreement, the Buyer will nominate and use its best efforts to effect the election of the Nominee(s) and to create a sufficient number of vacancies on the Board to comply with the terms of this Agreement.

            (c) Throughout the term of this Agreement, each Shareholder will vote all of his shares of Common Stock and take all other necessary or desirable actions (in his capacity as a shareholder and a director of the Company) as are reasonably requested by Maxxim to cause the Nominee(s) to be elected to the Board, whether such election occurs at an annual or special meeting of the shareholders or by the appointment by the remaining directors, and whether or not such election shall occur because of the existence of a vacancy on the Board arising for any reason whatsoever. Maxxim agrees to vote all shares of Common Stock held by it to elect the Nominee(s) to the Board for the term of this Agreement, subject to the terms and conditions of this Agreement.

            (d) Throughout the term of this Agreement, each Shareholder will vote all of his shares of Common Stock and take all other necessary or desirable actions (in his capacity as a shareholder of the Buyer), as are reasonably requested by Maxxim to prevent the removal, without cause, of the Nominee(s) as a director of the Buyer, without the prior written consent of Maxxim. In the event the Nominee(s) is removed for cause, then Maxxim shall have the right to designate a new Nominee, and the obligations of the parties hereto contained in Sections 1(b) and 1(c) hereof and in this Section 1(d) apply to the election of such Nominee.

            (e) Shareholders and Maxxim will retain at all times the right to vote their shares of Common Stock in their sole discretion on all matters presented to the Buyer's shareholders for a vote other than those matters set forth in Sections 1(a) through (d) above, except as otherwise limited or controlled by the Buyer's Articles of Incorporation, as amended from time to time.

            (f) Notwithstanding the foregoing, if at any time the number of positions authorized on the Board is increased to a number between seven
      (7) and twelve (12), then the term "Nominee(s)" shall be defined for all purposes herein as any two persons appointed by Maxxim to serve on the Board. If at any time the number of positions authorized to serve on the Board is increased to a number between thirteen (13) and eighteen (18), then the term "Nominee(s)" shall be defined for all purposes herein as any three persons appointed by Maxxim to serve on the Board.

            (g) Notwithstanding the foregoing, the Parties hereby severally agree that (i) they will not exercise their rights to cumulate their votes with respect to electing members of the Board and (ii) they will vote all of their shares of Common Stock in favor of an amendment to the Buyer's Articles of Incorporation eliminating the right of the Buyer's shareholders to cumulate their votes for the election of directors. Maxxim further agrees to cause the Nominee to vote in favor of such amendment in his capacity as a director.

      2. RIGHT OF FIRST REFUSAL. If any Party desires to sell any shares of Common Stock owned or held by such Party, then such Party (for purposes of this Section 2, the "Selling Party"),
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prior to making such sale, shall first offer such shares of Common Stock (for purposes of this Section 2, the "Offered Shares") for sale to the Buyer, and if such offer is not accepted by the Buyer, then to the other Parties (for purposes of this Section 2, the "Non-Selling Parties"), all in accordance with the following provisions and on the terms and conditions set forth in this Section
2. Each Party agrees that he or it will not sell any shares of Common Stock to any third party for consideration other than cash or a cash equivalents or a publicly listed and traded stock on a recognized national securities exchange, promissory notes or other debt securities.

            (a) OFFERED SHARE PRICE; TERMS; OFFERING NOTICES. The price per share (and the method of payment thereof) at which the Selling Party shall be required to offer the Offered Shares shall be the price (the "Offered Share Price") at which any proposed bona fide third-party purchaser shall have offered (or agreed, subject to the Selling Party's compliance with this Section 2,) in writing to purchase the Offered Shares from the Selling Party (and the method of payment thereof), and which the Selling Party is prepared to accept. Each offer required to be made by the Selling Party pursuant to this Section 2 shall be made by a written notice (for purposes of this Section 2, the "Offering Notice") which shall state that the offer is being made pursuant to Section 2 of this Agreement and which shall set forth (i) the number of Offered Shares, (ii) the name or names of the proposed bona-fide third party purchaser(s) of the Offered Shares,
      (iii) the Offered Share Price, (iv) the method, manner and schedule of payment of the Offered Share Price, and (v) the scheduled date of consummation of such proposed sale. A copy of the written offer (or agreement) to purchase from any proposed bona-fide third-party purchaser shall be attached to each Offering Notice.

            (b) OFFER TO THE BUYER. The Selling Party shall offer (the "Primary Offer") all of the Offered Shares to the Buyer by delivering an Offering Notice to the Buyer. Within twenty (20) days from the date of receipt of the Offering Notice, the Buyer shall deliver to the Selling Party a reply notice accepting or rejecting the Primary Offer. If by such reply notice the Buyer accepts the Primary Offer, such reply notice shall constitute an agreement binding on both the Selling Party and the Buyer to sell and purchase all of the Offered Shares at the Offered Share Price and otherwise in accordance with the terms of the Offering Notice. If within such 20-day period, Buyer shall have failed to deliver its reply notice accepting the Primary Offer, the Buyer shall be deemed to have rejected the Primary Offer.

            (c) OFFER TO NON-SELLING PARTIES. Simultaneously with the delivery of the Primary Offer, the Selling Party shall also offer (the "Secondary Offer") all of the Offered Shares to the Non-Selling Parties by delivering the Offering Notice to each of Non-Selling Parties. Within twenty (20) days from the date of receipt of the Offering Notice, each Non-Selling Party shall deliver to the Selling Party a reply notice either (i) rejecting the Secondary Offer, or (ii) accepting the Secondary Offer and specifying the number of Offered Shares (the "Requested Number") which such Non-Selling Party wishes to

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      purchase (not to exceed the total number of Offered Shares). If within such 20-day period, a Non-Selling Party shall have failed to deliver its reply notice accepting the Secondary Offer, such Non-Selling Party shall be deemed to have rejected the Secondary Offer. In the event that the Requested Number of both Non-Selling Parties is, in the aggregate, less than the total number of Offered Shares, the Selling Party shall not be required to sell any of the Offered Shares to either Non-Selling Party, and the Non-Selling Parties will be deemed to have collectively rejected the Secondary Offer. In the event that the Requested Number of both Non-Selling Parties, in the aggregate, equals or exceeds the total number of Offered Shares, each reply notice(s) shall, subject to the reduction or cancellation in accordance with Section 2(d) hereof, constitute an agreement binding on both the Selling Party and the applicable Non-Selling Party to sell and purchase such Non-Selling Party's Requested Number of Offered Shares at the Offered Share Price and otherwise in accordance with the terms of the Offering Notice.

            (d) CANCELLATION; PRORATA REDUCTION. In the event that the Buyer accepts the Primary Offer, then to the extent that a binding agreement has been established between the Selling Party and either Non-Selling Party pursuant to Section 2(c) hereof, such agreement shall be canceled and of no force or effect. In the event that the Buyer rejects the Primary Offer and the Requested Number of both Non-Selling Parties, in the aggregate, exceeds the total number of Offered Shares, the number of Offered Shares which each Non-Selling Party will be entitled (and obligated) to purchase will be reduced by the amount, if any, by which (i) such Non-Selling Party's Requested Number exceeds (ii) the sum of (x) such Non-Selling Party's Prorata Number (as defined hereinafter) plus (y) the amount, if any, by which the other Non-Selling Party's Prorata Number exceeds that Non-Selling Party's Requested Number. The term "Prorata Number" shall mean, with respect to a Non-Selling Party, the total number of Offered Shares multiplied by a fraction, the numerator of which is the total number of shares of Common Stock held by such Non-Selling Party and the denominator of which is the total number of shares of Common Stock held by both Non-Selling Parties.

            (e) REJECTION OF OFFERS. If the Primary Offer and the Secondary Offer have been rejected, the Selling Party may sell not less than all of the Offered Shares at any time within, but not subsequent to, ninety (90) days after the Rejection Date (as defined hereinafter); provided, however, that no sale of all or any portion of the Offered Shares shall be made at any price lower than the Offered Share Price or on terms materially different from those specified in the Offering Notice or to any person(s) other than the person(s) specified in the Offering Notice. The term "Rejection Date" shall mean (i) in the event that the Buyer and the Non-Selling Parties do not each send reply notices pursuant to Section 2(b) and 2(c) hereof, the expiration of the 20-day periods referred to therein, and (ii) in the event that the Buyer and the Non-Selling Parties each send reply notices pursuant to Section 2(b) and 2(c) hereof, the date the Selling Party receives the last reply notice. If after the lapse of such 90-day period all of the Offered Shares shall not

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      have been sold, all of the provisions of this Agreement, including the provisions of this Section 2, shall apply to any future sale of shares of Common Stock held by the Selling Party.

            (f) CONSUMMATION OF PURCHASES. Each transaction of purchase and sale of Offered Shares pursuant to this Section 2 shall be consummated by delivery of the stock certificates representing the Offered Shares endorsed in blank, or accompanied by duly executed stock powers or assignments, as appropriate, and by actual registration of the transfer of the Offered Shares on the books of the Buyer and such other deliveries as contemplated in the Offering Notice. Any such transaction shall be consummated at such time and place as shall be agreed upon by the Selling Party and the applicable Non-Selling Party, or, if no such agreement is reached, at the principal office of the Buyer on the tenth (10th) day following the Acceptance Date (as defined hereinafter). The term "Acceptance Date" shall mean (i) in the event that the Buyer and the Non-Selling Parties do not each send reply notices pursuant to Section 2(b) and 2(c) hereof, the expiration of the 20-day periods referred to therein, and (ii) in the event that the Buyer and the Non-Selling Parties each send reply notices pursuant to Section 2(b) and 2(c) hereof, the date the Selling Party receives the last reply notice.

            (g) CORPORATE ACTION. The determination of the Buyer to accept or reject the Primary Offer shall be made by the Board. If the Selling Party is also a director of the Buyer , the Selling Party (or if Maxxim is the Selling Party, the Nominee(s)), shall be disqualified and abstain from voting on any such determination.

      3. LEGEND. Each Shareholder and Maxxim consent to the placement of an appropriate legend evidencing the voting restrictions provided for in this Agreement on the certificates representing the shares of Common Stock, held by the Shareholders or the certificates representing the Note or the shares of Common Stock issuable on conversion of the Note held by Maxxim and any certificates issued in replacement or exchange therefor. The restrictive legend shall be substantially in the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN VOTING AND SHAREHOLDERS AGREEMENT BETWEEN CERTAIN SHAREHOLDERS DATED APRIL 30, 1996, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS, AND WILL BE DELIVERED AT NO COST BY THE COMPANY UPON REQUEST.

      4. NOTICES. Except as otherwise provided for in this Agreement, all communications and notices provided for in this Agreement shall be in writing. They shall become effective when
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mailed (postage-paid, certified mail, return receipt requested) or delivered or faxed to the address as indicated on the signature page, or to such other address and for such attention, as any party may from time to time designate by notice duly given in accordance with the provisions of this Section 4.

      5. NO TRANSFER RESTRICTIONS. This Agreement shall apply only to the shares of Common Stock or other voting securities of the Buyer owned by each Shareholder and Maxxim at the time of any vote of such shares. This Agreement shall not obligate any Shareholder or Maxxim to own any minimum number of shares or prevent either Shareholders or Maxxim from disposing of any such shares to any other person free of restriction under this Agreement.

      6. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

      7. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

      8. SUCCESSORS AND ASSIGNS. Except as expressly indicated herein, this Agreement is not transferable or assignable, and is not enforceable against any holder of the Common Stock, other than the Shareholders and Maxxim.

      9. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Texas.

      10. AMENDMENTS AND WAIVERS. The provisions of this Agreement may be amended or waived only with the written consent of the Parties.

      11. TERMINATION. This Agreement shall automatically terminate upon the occurrence of any one of the following: (i) the bankruptcy or lawful dissolution of the Buyer, (ii) the merger or consolidation of the Buyer with another corporation (provided the Buyer is not the surviving corporation of such merger or consolidation and provided further that the surviving corporation is not owned or controlled, directly or indirectly, by the Parties), (iii) the Buyer making a public offering of any of the Common Stock, (iv) the breach by Maxxim in any material respect of its covenants under Section 5.12 of the Purchase Agreement, or (v) both (y) the principal amount outstanding under the Note is reduced to less than $1,500,000, and (z) Maxxim's ownership of

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Common Stock, either directly or through an Affiliate, is less than ten percent
(10%) of the then outstanding Common Stock. This Agreement may also be terminated by an instrument in writing signed by all those who are parties to this Agreement at the time of the signing of such instrument.

            EXECUTED AND DELIVERED in multiple counterparts the 30th day of April, 1996, to be EFFECTIVE as of the date first written above.

                              BUYER:

                                 LASERMEDICS, INC.
                                 a Texas corporation

                                 By: MICHAEL M. BARBOUR
                                     Michael M. Barbour, President

                              SELLER:

                                 MAXXIM MEDICAL, INC.,
                                 a Delaware corporation

                                 By: KENNETH W. DAVIDSON
                                     Kenneth W. Davidson, Chairman of the Board,
                                     President and Chief Executive Officer

                              SHAREHOLDERS:

                                 MICHAEL M. BARBOUR
                                 Michael M. Barbour

                                 CHADWICK F. SMITH, M.D.
                                 Chadwick F. Smith, M.D.

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